Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated June 17, 2015, with respect to the financial statements of Bent Tree JV Holdings, LLC, Evergreens JV Holdings, LLC, Kiawah River View Investors LLC, and WR Savannah Holdings, LLC contained in the Registration Statement on Form S-11 and related Prospectus of RiverBanc Multifamily Investors, Inc. We consent to the use of the aforementioned reports in such Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Charlotte, NC

July 22, 2015